UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )*


                                 Krispy Kreme Doughnuts, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   501014104
                        ------------------------------
                                 (CUSIP Number)

                                    June 29, 2007
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

CUSIP NO. 16117M1071
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Standard Pacific Capital, LLC
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [X]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  CA
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  3,934,499
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER  0
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  3,934,499
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  0
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  3,934,499
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  6.1
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
      IA
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Item 1

    (a)  Name of Issuer  Krispy Kreme Doughnuts, Inc.

    (b)  Address of Issuer's Principal Executive Offices
         370 Knollwood Street, Suite 500, Winston-Salem, NC 27103, USA

Item 2

    (a)  Name of Person Filing  Standard Pacific Capital, LLC

    (b) Address of Principal Business Office or, if none, Residence 101 California Street, 36th Floor, San Francisco, CA 94111

    (c)  Citizenship  CA

    (d)  Title of Class of Securities  Class A Common Stock

    (e)  CUSIP Number  501014104

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:  3,934,499

    (b)  Percent of class:  6.1%

    (c)  Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote  3,934,499

      (ii)  Shared power to vote or to direct the vote  0

      (iii) Sole power to dispose or to direct the disposition of  3,934,499

      (iv)  Shared power to dispose or to direct the disposition of  0


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A


Item 9.  Notice of Dissolution of a Group

N/A

Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 12, 2008
                                         ----------------------------------
                                                       Date

                                             /s/ G. Douglas Dillard, Jr.
                                         ----------------------------------
                                                     Signature


                                                  G. Douglas Dillard, Jr.
						    Co-Managing Partner
                                         ----------------------------------
                                                     Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)